                                                                       EXHIBIT 3


THIS WARRANT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR PURSUANT TO THE SECURITIES OR "BLUE SKY" LAWS OF ANY STATE AND MAY NOT BE OFFERED, ASSIGNED, TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF, EXCEPT IN ACCORDANCE WITH APPLICABLE "BLUE SKY" LAWS AND PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

No. ____                                                        December 9, 1999


                          COMMON STOCK PURCHASE WARRANT

                             -----------------------


     THIS CERTIFIES THAT ______________________ (the "Holder"), for value received and subject to the terms and conditions set forth in this Warrant (the "Warrant"), is entitled to purchase at any time prior to the Expiration Date (as defined herein) from Metretek Technologies, Inc., a Delaware corporation (the "Company"), any or all of _____________ duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share (the "Common Stock"), at a purchase price of $6.7425 per share (the "Initial Exercise Price").

     This Warrant is originally issued in connection with the execution and delivery of the Securities Purchase Agreement dated as of December 9, 1999 (the "Securities Purchase Agreement") by and among the Company, the Holder and the other purchasers named therein. This Warrant evidences the right to purchase an aggregate of _______________ shares of Common Stock, subject to adjustment as provided herein. Certain capitalized terms used in this Warrant are defined in
Section 12 hereof.

1.   EXERCISE OF WARRANT.

     1.1  MANNER OF EXERCISE; PAYMENT.

          1.1.1 This Warrant may be exercised by the Holder, in whole or in part, during normal business hours on any Business Day after March 9, 2000 and on or prior to the Expiration Date, by surrender of this Warrant to the Company at its principal office identified in Section 11.2(a) hereof, accompanied by a subscription in substantially the form attached to this Warrant duly executed by the Holder and accompanied by payment as follows, at the option of the Holder: either (i) by certified or bank cashier's check made payable to the

Company or by wire transfer of immediately available funds to an account designated by the Company in an amount equal to, or (ii) shares of Common Stock with an aggregate Current Market Price equal to, the product of (a) the number of shares of Common Stock for which this Warrant is being exercised multiplied by (b) the Exercise Price (such product the "Total Exercise Price"). The Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) determined as provided in Sections 2 through 4 hereof.

          1.1.2 As an alternative to paying the Total Exercise Price in cash or Common Stock, the Holder may elect instead to receive upon exercise of this Warrant, upon surrender of this Warrant to the Company at its principal office identified in Section 11.2(a) hereof, accompanied by a subscription in substantially the form attached to this Warrant duly executed by the Holder, a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) equal to (a) the difference between (x) the product of (aa) the number of shares of Common Stock (or Other Securities) which the Holder would as of the date of exercise be entitled to receive upon exercise of this Warrant, multiplied by (bb) the Current Market Price as of the date of exercise of each such share of Common Stock (or such Other Securities) so receivable upon such exercise, minus (y) the product of (aa) the number of shares determined in (x)(aa) above, multiplied by (bb) the Exercise Price, such difference divided by (b) the Current Market Price of the Common Stock (or Other Securities) as of the date of exercise.

     1.2 EXPIRATION DATE. This Warrant shall expire at 5:00 p.m. Eastern Daylight Time on December 9, 2004 (the "Expiration Date").

     1.3 EFFECTIVENESS OF EXERCISE. The exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant shall have been surrendered to the Company as provided in Section 1.1 hereof, and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such exercise as provided in Section
1.4 hereof shall be deemed to have become the holder or holders of record thereof.

     1.4 DELIVERY OF STOCK CERTIFICATES AND CASH. As soon as practicable after the exercise of this Warrant, and in any event within three (3) Business Days thereafter, the Company will deliver to the Holder any cash to be paid to the Holder pursuant to Section 1.1 hereof and, at its expense (including the payment by it of any applicable issue taxes), will cause to be issued in the name of and delivered to the Holder or, subject to Section 8 hereof, as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which the Holder shall be entitled upon such exercise (rounded to the nearest whole share) plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash in an amount equal to the same


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


fraction of the Current Market Price per share on the Business Day next preceding the date of such exercise. If the Warrant has been exercised in part, the Company shall also deliver at such time to the Holder a new Warrant of like tenor exercisable for the balance of the shares of Common Stock for which this Warrant may be exercised.

2.   ADJUSTMENT OF STOCK ISSUABLE UPON EXERCISE

     2.1 GENERAL; NUMBER OF SHARES; EXERCISE PRICE. The number of shares of Common Stock which the Holder shall be entitled to receive upon the exercise hereof shall be the number of shares of Common Stock originally issuable upon the exercise of this Warrant as adjusted, from time to time, pursuant to this
Section 2. The "Exercise Price," which shall initially be the Initial Exercise Price, shall be adjusted and readjusted from time to time as provided in this
Section 2 and, as so adjusted and readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by this Section 2.

     2.2 ADJUSTMENT UPON CHANGE IN MARKET VALUE. If on December 9, 2000 (the "Anniversary Date"), the product of (a) 1.25 multiplied by (b) the average closing bid price of the Common Stock for the 30 trading days immediately preceding the Anniversary Date (the "Reset Price"), is less than the Exercise Price then in effect, then the Exercise Price shall be adjusted to equal the Reset Price and shall be subject to further adjustment as provided herein.

     2.3 The Exercise Price in effect and number of shares for which this Warrant is exercisable shall be subject to adjustment from and after the date of issuance of this Warrant as follows:

          2.3.1 DIVIDENDS AND STOCK SPLITS; REVERSE STOCK SPLITS. If the number of shares of Common Stock (which term for purposes of this Section 2.3 shall include all common stock of the Company) outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock or decreased by a combination or reverse split of the outstanding shares of Common Stock, then, on the date such payment is made or such change is effective, the Exercise Price in effect immediately prior to such action shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event, and the denominator of which is the number of shares of Common Stock outstanding immediately after such event.

          2.3.2 SALE OF COMMON STOCK. In the event the Company shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Company's treasury but excluding up to (I) 1,211,236 shares and options issued to officers, directors or employees of the Company or upon the exercise of options or other rights issued to such officers, directors or employees pursuant to the Company's stock option, stock purchase and related employee plans (II) up to 1,555,150 shares issuable upon exercise of warrants or other rights issued by the Company prior to the date this Warrant was issued, or


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


(III) any securities issuable upon conversion of the Company's Series B Preferred Stock or exercise of warrants issued pursuant to the Securities Purchase Agreement (the "Excluded Shares")), for a consideration per share (the "Purchase Price") less than the greater of (a) the Market Price of the Common Stock in effect immediately prior to the issuance, sale or exchange of such shares or (b) the Exercise Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Exercise Price in effect immediately prior to the issuance, sale or exchange of such shares shall be reduced to an amount determined by multiplying such Exercise Price by a fraction:

     (A) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding options, warrants, rights or convertible securities having an exercise or purchase price less than such Purchase Price), plus (Y) the number of shares of Common Stock which the net aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Exercise Price (prior to adjustment), and

     (B) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding options, warrants, rights or convertible securities having an exercise or purchase price less than such Purchase Price), plus (Y) the number of such additional shares of Common Stock so issued.

          2.3.3 SALE OF OPTIONS, RIGHTS OR CONVERTIBLE SECURITIES. In the event the Company shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock (other than any options or warrants for Excluded Shares), for a Purchase Price (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the greater of (a) the Market Price in effect immediately prior to the issuance, sale or exchange of such shares or (b) the Exercise Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, then the Exercise Price in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Exercise Price by a fraction:


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


     (A) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding options, warrants, rights or convertible securities having an exercise or purchase price less than such Purchase Price), plus (Y) the number of shares of Common Stock which the total amount of consideration received by the Company for the issuance of such options, warrants, rights or convertible securities plus the minimum amount set forth in the terms of such security as payable to the Company upon the exercise or conversion thereof (the "Net Aggregate Consideration") would purchase at the Exercise Price prior to adjustment, and

     (B) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding options, warrants, rights or convertible securities having an exercise or purchase price less than such Purchase Price), plus (Y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted.

          2.3.4 EXPIRATION OR CHANGE IN PRICE. If the consideration per share provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock, changes at any time (other than as a result of the operation of the antidilution provisions of this Section 2 or the antidilution provisions relating to the Company's preferred stock), the Exercise Price in effect at the time of such change shall be readjusted to the Exercise Price which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share, at the time initially granted, issued or sold; PROVIDED, that such adjustment of the Exercise Price will be made only as and to the extent that the Exercise Price effective upon such adjustment remains less than or equal to the Exercise Price that would be in effect if such options, rights or securities had not been issued. No adjustment of the Exercise Price shall be made under this Section 2.3.4 upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Exercise Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Exercise Price effective immediately upon such cancellation or expiration shall be equal to the Exercise Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that


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


Exercise Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

          2.3.5 ADJUSTMENT OF NUMBER OF SHARES FOR WHICH WARRANT IS EXERCISABLE. Upon each adjustment in the Exercise Price pursuant to this Section 2, the number of shares of Common Stock purchasable hereunder shall be adjusted, to the next larger whole share, to the product obtained by multiplying the number of shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment and (ii) the denominator of which shall be the Exercise Price immediately thereafter.

          2.3.6 OTHER ADJUSTMENTS. In the event the Company shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the Holder of this Warrant shall receive upon exercise hereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Company which the Holder would have received had the Warrant been exercised in full on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by the Holder as aforesaid during such period, giving application to all adjustments called for during such period under this Section 2 as applied to such distributed securities.

          2.3.7 REORGANIZATION, ETC. If the Common Stock issuable upon the exercise of this Warrant shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 2), then and in each such event the Holder of this Warrant shall have the right thereafter to receive upon exercise hereof the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          2.3.8 MERGERS AND OTHER REORGANIZATIONS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 2) or a merger or consolidation of the Company with or into another Company or the sale of all or substantially all of the Company's properties and assets to any other person, then, as part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise hereof the number of shares of stock or other securities or property of the Company, or of the successor Company resulting from such merger or consolidation or sale, to which a holder of Common Stock would have been entitled in connection with such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the Holder of this Warrant after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 2 (including, without limitation, provisions for adjustment of the applicable Exercise Price and the number of shares purchasable upon exercise of this Warrant) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the exercise of this Warrant.

          2.3.9 CALCULATIONS. All calculations under this Section 2 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

          2.3.10 MULTIPLE ADJUSTMENTS. If any single transaction or event would require adjustment of the Exercise Price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be in the amount of the adjustment having the highest absolute value to the Holder.

          2.3.11 MINIMUM ADJUSTMENT. No adjustment in the Exercise Price shall be required to be made unless and until such adjustment would require a change of at least one percent (1%) of the Exercise Price then in effect; provided, however, that any adjustment that would not be required to be made shall be taken into account and in subsequent adjustment.

          2.3.12 CERTIFICATE. Upon the occurrence of each adjustment or readjustment pursuant to this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request at any time of the Holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Exercise Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of this Warrant.

3. OTHER DILUTIVE EVENTS. In case any event shall occur as to which the provisions of Section 2 hereof are not strictly applicable but the failure to make any adjustment would not, in the opinion of the Holder, fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of such Section, then, in each such case, at the request of the Holder, the Company shall appoint a firm of independent investment bankers of recognized national standing (which shall be completely independent of the Company and shall be reasonably satisfactory to the Holder), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 2 hereof, necessary to preserve, without dilution or expansion, the


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purchase rights represented by this Warrant. Upon receipt of such opinion, the
Company shall promptly mail a copy thereof to the Holder and shall make the adjustments described therein.

4. NO DILUTION OR IMPAIRMENT. The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any shares of stock receivable upon the exercise of this Warrant to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the exercise of the Warrants from time to time outstanding, and (c) will not take any action which results in any adjustment of the Exercise Price if the total number of shares of Common Stock (or Other Securities) issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Common Stock (or Other Securities) then authorized by the Company's certificate of incorporation and available for the purpose of issue upon such exercise.

5. DISPUTES REGARDING ADJUSTMENTS. In the event of a dispute in connection with an adjustment under this Warrant, the Company will cause independent certified public accountants of recognized national standing (which may be the regular auditors of the Company) selected by the Company to verify such computation (other than any computation of the fair value of property as determined in good faith by the Board of Directors of the Company) and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or re-adjustment is based. The Company will forthwith mail a copy of each such report to the Holder and will, upon the written request at any time of the Holder, furnish to the Holder a like report setting forth the Exercise Price at the time in effect and showing in reasonable detail how it was calculated. The Company will also keep copies of all such reports at its office maintained pursuant to Section 11.2(a) hereof and will cause the same to be available for inspection at such office during normal business hours by the Holder or any prospective purchaser of a Warrant designated by the holder thereof.

6.   NOTICES OF CORPORATE ACTION. In the event of

          (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or


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


          (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger involving the Company and any other Person or any transfer of all or substantially all the assets of the Company to any other Person, or

          (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail to the Holder a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up and a description in reasonable detail of the transaction. Such notice shall be mailed at least twenty (20) days prior to the date specified in (i) or (ii) above.

7. REGISTRATION OF COMMON STOCK. The shares of Common Stock (and Other Securities) issuable upon exercise of this Warrant shall constitute Securities (as such term is defined in the Registration Rights Agreement). The Holder of this Warrant shall be entitled to all of the benefits afforded to a holder of any such Securities under the Registration Rights Agreement and the Holder, by its acceptance of this Warrant, agrees to be bound by and agrees to the terms and conditions of the Registration Rights Agreement applicable to the Holder as a holder of such Securities.

8. RESTRICTIVE LEGENDS. Except as otherwise permitted by this Section 8, each certificate for Common Stock (or Other Securities) issued upon the exercise of this Warrant, each certificate issued upon the direct or indirect transfer of any such Common Stock (or Other Securities), this Warrant originally issued pursuant to the Securities Purchase Agreement and each Warrant issued upon direct or indirect transfer or in substitution for any Warrant pursuant to
Section 11 hereof shall be transferable only upon satisfaction of the conditions specified in Section 8 of the Securities Purchase Agreement and in this Section 8 and shall be stamped or otherwise imprinted with legends in substantially the form required by Section 8 of the Securities Purchase Agreement.

     Notwithstanding any other provision of this Section 8 or of the Securities Purchase Agreement, no opinion of counsel shall be necessary for a transfer of Restricted Securities by the holder thereof to a subsidiary, shareholder, partner or other affiliate of such holder, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder of this Warrant.

9. AVAILABILITY OF INFORMATION. The Company will use its best efforts to comply with the reporting requirements of Sections 13 and 15 of the Exchange Act and will use its best efforts to comply with all other public information reporting requirements of the Commission (including pursuant to Rule 144 and 144A promulgated by the Commission under the Securities Act) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of any Restricted Securities. The Company will also cooperate with each holder of any Restricted Securities in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Restricted Securities. The Company will furnish to the Holder of this Warrant, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its stockholders, and copies of all regular and periodic reports and all registration statements and prospectuses filed by the Company with any securities exchange or with the Commission.

10. RESERVATION OF STOCK. The Company will at all times reserve and keep available, solely for issuance and delivery upon exercise of this Warrant, the number of shares of Common Stock (or Other Securities) from time to time issuable upon exercise of this Warrant. All shares of Common Stock (or Other Securities) issuable upon exercise of this Warrant shall be duly authorized and, when issued upon such exercise, shall be validly issued and, in the case of shares, fully paid and nonassessable with no liability on the part of the holders thereof.

11.  OWNERSHIP, TRANSFER AND SUBSTITUTION OF WARRANTS.

     11.1 OWNERSHIP OF WARRANTS. The Company may treat the person in whose name this Warrant is registered on the register kept at the office of the Company or at the office of its transfer agent maintained pursuant to Section 11.2(a) hereof as the owner and Holder thereof for all purposes, notwithstanding any notice to the contrary. This Warrant may be exercised by a new Holder without a new Warrant first having been issued.

     11.2 OFFICE; TRANSFER AND EXCHANGE OF WARRANTS:

          (a) Company will maintain an office in Denver, Colorado where notices, presentations and demands in respect of this Warrant may be made upon it. Such office shall be maintained at World Trade Center, 1675 Broadway, Suite 2150, Denver, Colorado 80202 until such time as the Company shall notify the holders of this Warrant of any change of location of such office.

          (b) The Company shall cause to be kept at its office maintained pursuant to Section 11.2(a) hereof or at the office of its transfer agent a register for the registration and transfer of this Warrant. The name and address of the Holder of this Warrant, the transfers thereof and the names and addresses of transferees of this Warrant shall be registered in such register. The Person in whose name this Warrant shall be so registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Warrant, and the Company shall not be affected by any notice or knowledge to the contrary.

          (c) Upon the surrender of this Warrant, properly endorsed, for registration of transfer or for exchange at the office of the Company maintained pursuant to Section 11.2(a) hereof, the Company at its expense will execute and deliver to or upon the order of the Holder thereof a new Warrant or Warrants of like tenor, in the name of such Holder or as such Holder (upon payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face thereof for the number of shares of Common Stock called for on the face of the Warrant so surrendered.

     11.3 REPLACEMENT OF WARRANT. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such mutilation, upon surrender of such Warrant for cancellation at the office of the Company maintained pursuant to
Section 11.2(a) hereof, and, if reasonably requested by the Company, upon receipt of an indemnity (which may include a bond or other surety at the request of the Company) reasonably acceptable to the Company, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor and denomination and dated the date hereof.

     11.4 SECURITIES LAW REPRESENTATIONS. The Holder and each transferee of this Warrant or of the securities issuable upon the exercise of this Warrant, by its acceptance of this Warrant or the transfer thereof or of any shares of Common Stock (or Other Securities) issuable upon exercise of this Warrant, each hereby represents and warrants that this Warrant and the shares of Common Stock (or Other Securities) issuable upon exercise of this Warrant are being acquired and will be acquired for investment purposes for the account of the Holder of such securities, without intention of resale or distribution thereof that is not in compliance with the Securities Act and applicable state securities laws.

     11.5 TRANSFER TAXES. The Company shall not be required to pay any federal or state transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of this Warrant or the issuance or delivery of certificates for Common Stock (or Other Securities) in a name other than that of the registered Holder of this Warrant unless and until any and all such taxes and charges shall have been paid by the Holder of this Warrant or until it has been established to the Company's reasonable satisfaction that no such tax or charge is due.

12.  DEFINITIONS.

     Anniversary Date. As defined in Section 2.2.

     Business Day. Any day other than a Saturday or Sunday or a day on which commercial banking institutions in Boston, Massachusetts, New York, New York or Denver, Colorado are authorized by law to be closed. Any reference to "days" (unless Business Days are specified) shall mean calendar days.

     Commission. The Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     Common Stock. As defined in the introduction to this Warrant, such term to include any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock, and all other stock of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

     Company. As defined in the introduction to this Warrant, such term to include any corporation which shall succeed to or assume the obligations of the Company hereunder in compliance with Section 2 hereof.

     Current Market Price. With respect to the Common Stock, on any date specified herein, the average of the Market Price during the period of the most recent 10 consecutive trading days ending on such date.

     Exchange Act. The Securities Exchange Act of 1934, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     Excluded Shares. As defined in Section 2.3.2.

     Exercise Price. As defined in Section 2.1.

     Expiration Date. As defined in Section 1.2.

     Holder. The original holder of this Warrant identified in the introduction and any Person to whom this Warrant is transferred.

     Initial Exercise Price. As defined in the introduction to this Warrant.

     Market Price. With respect to the Common Stock, on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New

York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market, Inc.'s Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use, or if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock that is selected by the Board of Directors of the Company, or, if there is no such professional market maker, such amount as an independent investment banking firm selected by the Board of Directors of the Company determines to be the value of a share of Common Stock.

     Other Securities. Any stock (other than Common Stock) and other securities of the Company or any other Person which the Holder at any time shall be entitled to receive, or shall have received, upon the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock, or Other Securities pursuant to Section 3 hereof or otherwise.

     Person. A corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     Purchase Price. As defined in Section 2.3.2.

     Registration Rights Agreement. The Registration Rights Agreement in the form of EXHIBIT B to the Securities Purchase Agreement, as from time to time in effect.

     Reset Price. As defined in Section 2.2.

     Restricted Securities. All of the following: (a) this Warrant, (b) any shares of Common Stock (or Other Securities) which have been issued upon the exercise of this Warrant, and (c) unless the context otherwise requires, any shares of Common Stock (or Other Securities) which are at the time issuable upon the exercise of this Warrant.

     Securities Act. The Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     Securities Purchase Agreement. As defined in the introduction to this Warrant.

     Total Exercise Price. As defined in Section 1.1.

13. REMEDIES. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction but only in the event of and against a violation by the Company of any of the terms hereof or otherwise.

14. NO RIGHTS OR LIABILITIES AS STOCKHOLDER. Nothing contained in this Warrant shall be construed as conferring upon the Holder any rights as a stockholder of the Company (including but not limited to voting or receiving distributions to stockholders) or as imposing any obligation on the Holder to purchase any securities or as imposing any liabilities on the Holder as a stockholder of the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company.

15. NOTICES. Except as otherwise provided in this Warrant, notices and other communications under this Warrant shall be in writing and shall be delivered, or mailed by registered or certified mail, return receipt requested, or by a nationally recognized overnight courier, postage prepaid, addressed, (a) if to the Holder, at the address set forth in the register kept at the office of the Company maintained pursuant to Section 11.2(a) hereof or such other address as the Holder shall have furnished to the Company in writing, or (b) if to the Company, at its address maintained pursuant to Section 11.2(a) hereof, to the attention of the President, or at such other address, or to the attention of such other officer, the Company shall have furnished to the Holder in writing. This Warrant and all other documents delivered in connection with the transactions contemplated by the Securities Purchase Agreement embody the entire agreement and understanding between the Holder and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

16. GOVERNING LAW. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to its conflict of laws provisions.

17. AMENDMENTS. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

18. HEADINGS. The Section headings in this Warrant are for purposes of convenience only and shall not constitute a part hereof.

                                               METRETEK TECHNOLOGIES, INC.


                                               By:________________________
                                                  Name:
                                                  Title:

                              FORM OF SUBSCRIPTION


Date:

Metretek Technologies, Inc.
World Trade Center
1675 Broadway
Suite 2150
Denver, CO 80202


     The undersigned registered Holder of the within Warrant hereby irrevocably exercises such Warrant for, and purchases thereunder, ___________ shares of COMMON STOCK [pursuant to Section 1.1.2 of the Warrant] [pursuant to Section
1.1.1 of the Warrant and herewith makes payment of [cash equal to] [________ shares of Common Stock with a value of] $__________ therefor], and requests that a certificate for such shares be issued in the name of _________________ and be delivered to ________________ at the address stated below.


                                   Signed:   [                             ]


                                                  By:______________________
                                                     Name:
                                                     Title:


                                       Address:   [                         ]


                                       Address for delivery of certificate:[   ]